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                                                                   Exhibit 99.13

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                            SAFECO MANAGED BOND TRUST
                                 CLASS A SHARES

                                    EXHIBIT A

This Plan of Distribution for Advisor Class A shares pursuant to Rule 12b-1 applies to the following Series:

     1.   Safeco Intermediate-Term Bond Fund


As of October 1, 2003

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                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                            SAFECO MANAGED BOND TRUST
                                 CLASS B SHARES

                                    EXHIBIT A

This Plan of Distribution for Advisor Class B shares pursuant to Rule 12b-1 applies to the following Series:

     1.   Safeco Intermediate-Term Bond Fund


As of October 1, 2003

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               SAFECO MANAGED BOND TRUST --ADVISOR CLASS C SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

     WHEREAS, Safeco Managed Bond Trust ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has caused its shares of beneficial interest to be registered for sale to the public under the Securities Act of 1933 ("1933 Act") and various state securities laws; and

     WHEREAS, the Trust offers for public sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio; and

     WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class C shares of the series set forth in Exhibit A hereto (collectively, "Series"), and of such other Series as may hereafter be designated by the Trust's Board of Trustees ("Board") and included in Exhibit A; and

     WHEREAS, the Trust has entered into a Distribution Agreement ("Agreement") with Safeco Securities, Inc. ("Safeco Securities") pursuant to which Safeco Securities has agreed to serve as Distributor of the Advisor Class C shares of each such Series;

     NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Advisor Class C shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

1.   A.   Each Series is authorized to pay to Safeco Securities, as compensation for Safeco Securities' services as Distributor of the Series' Advisor Class C shares, a distribution fee at the rate of 0.75% on an annualized basis of the average daily net assets of the Series' Advisor Class C shares. Such fee shall be calculated and accrued daily and paid monthly unless the Board designates some other interval.
     B. Each Series is authorized to pay to Safeco Securities, as compensation for Safeco Securities' services as Distributor of the Series' Advisor Class C shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series' Advisor Class C shares. Such fee shall be calculated and accrued daily and paid monthly unless the Board designates some other interval.
     C. Any Series may pay a fee to Safeco Securities at a lesser rate than the fee specified in paragraphs 1A and 1B of this Plan, in either case as agreed upon by the Board and Safeco Securities and as approved in the manner specified in paragraph 4 of this Plan.
2. As Distributor of the Advisor Class C shares of each Series, Safeco Securities may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Series' Advisor Class C shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Safeco Securities; compensation to and expenses, including overhead and telephone and other communications expenses, of Safeco Securities and broker-dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional

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information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.
3. This Plan shall not take effect with respect to the Advisor Class C shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series' Advisor Class C shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.
4. After approval as set forth in paragraph 3, this Plan shall continue in full force and effect with respect to the Advisor Class C shares of such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.
5. Safeco Securities shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Advisor Class C shares of each Series by Safeco Securities under this Plan and the Agreement and the purposes for which such expenditures were made. Safeco Securities shall submit only information regarding amounts expended for "distribution services" as defined in this paragraph 5, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 5, to the Board in support of the service fee payable hereunder.
               For purposes of this Plan, "distribution activities" shall mean any activities in connection with Safeco Securities' performance of its obligations under this Plan or the Agreement that are not deemed "service activities." "Service activities" shall mean activities covered by the definition of "service fee" contained in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. including the provision by Safeco Securities of, or Safeco Securities arrangement for the provision of, personal, continuing services to investors in the Advisor Class C shares of the Series. Overhead and other expenses of Safeco Securities related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

6. This Plan may be terminated with respect to the Advisor Class C shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Advisor Class C shares of that Series.
7. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1A hereof or the amount of service fees provided for in paragraph 1B hereof with respect to the Advisor Class C shares of any Series unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Advisor Class C shares of that Series, and no material amendment to the Plan shall be made unless approved in the manner provided for in paragraph 3 hereof.
8. The amount of the distribution and service fees payable by any Series to Safeco Securities under paragraphs 1A and 1B hereof and the Agreement is not related directly to expenses incurred by Safeco Securities on behalf of such Series in serving as Distributor of the Advisor

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Class C shares, and paragraph 2 hereof and the Agreement do not obligate the
Series to reimburse Safeco Securities for such expenses. The distribution and service fees set forth in paragraphs 1A and 1B hereof will be paid by the Series to Safeco Securities until either the Plan or the Agreement is terminated or not renewed. If either the Plan or the Agreement is terminated or not renewed with respect to the Advisor Class C shares of any Series, any expenses incurred by Safeco Securities on behalf of the Series in excess of payments of the service fees specified in paragraphs 1A and 1B hereof and the Agreement which Safeco Securities has received or accrued through the termination date are the sole responsibility and liability of Safeco Securities, and are not obligations of the Series.
9. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.
10. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.
11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.
12. Safeco Securities or any other person asserting any right or claim under this Plan is hereby expressly put on notice of (i) the limitation of shareholder, officer and trustee liability as set forth in the Trust Instrument of the Trust and (ii) of the provisions in the Trust Instrument permitting the establishment of separate Series and limiting the liability of each Series to obligations of that Series. Obligations assumed by the Trust pursuant to this Plan are in all cases assumed on behalf of a particular Series and each such obligation shall be limited in all cases to that Series and its assets. Safeco Securities or any other person asserting any right or claim under this Plan shall not seek satisfaction of any obligation, right or claim from the shareholders or any individual shareholder of the Trust nor from the officers or trustees or any individual officer or trustee of the Trust.

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     IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the day and year set forth below in Redmond, Washington.

     Date: September 1, 2003


ATTEST:                                  SAFECO MANAGED BOND TRUST


By: /s/ David H. Longhurst               By: /s/ Kevin A. Rowell
   ------------------------                 ------------------------------------
   David H. Longhurst                       Kevin A. Rowell
   Secretary                                President


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                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                            SAFECO MANAGED BOND TRUST
                                 CLASS C SHARES

                                    EXHIBIT A

This Plan of Distribution for Advisor Class C shares pursuant to Rule 12b-1 applies to the following Series:

     1.   Safeco Intermediate-Term Bond Fund


As of October 1, 2003